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                                                                 EXHIBIT NO. 99

                 NELLCOR PURITAN BENNETT TO ACQUIRE INFRASONICS
                           IN $66 MILLION TRANSACTION

Pleasanton, CA and San Diego, CA -- March 11, 1996 -- Nellcor Puritan Bennett, Inc. (Nasdaq:NELL) and Infrasonics, Inc. (Nasdaq:IFRA) today jointly announced that their boards of directors have approved a definitive agreement for Nellcor Puritan Bennett to acquire Infrasonics in a stock for stock merger valued at approximately $66 million.

Under the terms of the agreement, Infrasonics stockholders will receive .095 shares of Nellcor Puritan Bennett common stock for each outstanding share of Infrasonics common stock. This exchange ratio is subject to adjustment based on the trading value of Nellcor Puritan Bennett common stock in order that the value of the consideration to be received by Infrasonics stockholders will not be less than $6.25 a share. The merger is intended to qualify as a tax-free reorganization and a pooling of interests for accounting and financial reporting purposes.

Infrasonics, headquartered in San Diego, CA, is a respiratory equipment manufacturer of neonatal, pediatric and adult ventilators and accessories. For the fiscal year ended June 30, 1995, Infrasonics reported revenue of $23 million. The company was founded in 1982 and is the developer of the Infant Star, the first demand flow neonatal/pediatric ventilator. Infrasonics' product line includes seven ventilators, a pulmonary diagnostic device and more than 100 respiratory accessories.

"This acquisition is an excellent strategic fit that brings together two leading respiratory companies. The addition of the Infrasonics infant and high frequency ventilator

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NELLCOR PURITAN BENNETT TO ACQUIRE INFRASONICS IN $66 MILLION TRANSACTION
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products fills a gap in a key area of the Nellcor Puritan Bennett product line,"
said C. Raymond Larkin, Jr., Nellcor Puritan Bennett's president and chief executive officer. "The acquisition of Infrasonics continues to build on our strategy of providing products to monitor, diagnose and treat the respiratory-impaired patient. The combination of a broader product offering and our comprehensive distribution channels will help us better serve the needs of our customers worldwide."

"We believe this acquisition will enable us to recognize synergies through revenue and earnings growth, new product development and sales and marketing expansion," Mr. Larkin added. "We expect the acquisition to be accretive to earnings in the first year, excluding the effect of transaction-related expenses and other one-time charges."

Nellcor Puritan Bennett also announced that its board of directors approved a 2-for-1 split of the company's common stock, to take effect following approval by its stockholders of an increase in the authorized number of shares of Nellcor Puritan Bennett common stock. The stockholders will be asked to approve the Infrasonics acquisition and the authorized share increase at a special meeting of shareholders. Following the split and the acquisition of Infrasonics, Nellcor Puritan Bennett will have approximately 60 million shares outstanding.

Finally, Nellcor Puritan Bennett announced that its board of directors has approved certain amendments to the company's Rights Agreement to increase the exercise price of the rights to $320 per right, to extend the term of the Rights Agreement to March 8, 2006, and to make various other technical changes.

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NELLCOR PURITAN BENNETT TO ACQUIRE INFRASONICS IN $66 MILLION TRANSACTION
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This press release includes forward-looking statements which are subject to change. The acquisition is subject to several conditions, including approval by the stockholders of both companies and requisite regulatory approvals. Additional information on factors that may affect the companies' businesses may be found in their respective annual reports on Form 10-K together with their recent respective quarterly reports on Form 10-Q.

Nellcor Puritan Bennett Incorporated is the worldwide leader in monitoring, diagnosing, and treating the respiratory-impaired patient.

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